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                                                                    EXHIBIT 11.1

                             SIEBEL SYSTEMS, INC.

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)

                                                          Three Months Ended
                                                                March 31,
                                                          ---------------------
                                                            1997          1996
                                                          -------       -------

Net income                                                $ 2,758       $   198
                                                          =======       =======

Weighted average number of shares outstanding
        Common stock                                       33,981        16,717
        Preferred stock, as if converted                       --         9,814
Number of common stock equivalents as a result of
        stock options outstanding using the
        treasury stock method                               5,550         1,078
Number of common stock issued and stock options
        granted in accordance with SAB No. 83                  --         6,108
                                                          -------       -------

        Shares used in net income per share computation    39,531        33,717
                                                          =======       =======

        Net income per share                              $  0.07       $  0.01
                                                          =======       =======